EXHIBIT 10.1

WOLVERINE WORLD WIDE, INC.

STOCK OPTION LOAN PROGRAM
(Revisions Effective July 30, 2002)

          A loan program has been established by the Company to assist certain current employees, directors and/or officers (to the extent permitted by applicable laws or regulations) with the exercise of stock options. This program enables these individuals ("Participants") to borrow up to 95% of the market value of the stock on the date of the loan (but not more than 95% of the option price). The loan is collateralized by 100% of the related shares of optioned stock. The following rules have been established.

1.

Only those Participants whose cumulative options are 500 shares or more are eligible. Also, you will become eligible under the loan program if you receive a later option grant which, when added to any prior options received, puts you up to the 500 share minimum. Executive officers of the Company are not eligible to receive stock option loans, except as permitted by applicable laws or regulations.

2.

"Executive Officers" are those employees of the Company falling within the definition of executive officers as set forth in Section 402(a) of the Sarbanes-Oxley Act of 2002 and related sections of the Securities Exchange Act of 1934 and rulings by the SEC as determined by the Board of Directors from time to time.

3.

Interest Rate - The interest rate, fixed at the commencement of the loan, will be the greater of 6 1/2% per annum or the prime rate offered by Bank One of Chicago, Illinois on the business day prior to the date of commencement. Interest will be billed and payable quarterly (March, June, September and December).

4.

Each loan is repayable over a twelve (12) year period (or until termination of employment, if earlier). During the first five (5) years, payments of interest only are required. After five (5) years, quarterly principal payments of 3 3/4% (15% per year) are required, plus accrued interest, until the loan is repaid. In the event of termination of employment (excluding retirement, death or permanent disability), the unpaid principal and interest is due, in full, within thirty (30) days. Loans may be prepaid without penalty. In the event of retirement, death, or permanent disability, the full-unpaid principal and interest is due within twenty-four (24) months of the date of termination of employment.

5.

The principal of any loan and/or accrued interest may be paid at anytime by surrendering shares of Company stock to the Company. Subject to the requirements in Paragraph 6(c), the surrendered shares may be shares held as collateral for the loan being repaid or other shares held by the Participant; however, all shares surrendered must be fully vested and must have been held by the Participant for six months or more. The surrendered shares will be applied to principal and/or interest at the market value of the shares on the day of such surrender (calculated as the average of the highest and lowest sale prices on the date of surrender or the last preceding trading day if the date of surrender is not a trading day).

6.

Subject to the requirements of Paragraph 6(c), the proceeds of any sale of stock acquired pursuant to a loan must be applied first to the payment of the loan and accrued interest. If any part of the stock is to be sold, a pro-rata portion (shares sold to total pledged) of the loan must be repaid first from the proceeds of the sale.

7.	(a)

Collateral of 100% of the stock exercised is required to be pledged for each loan. The original stock pledged may relate only to the loan made against that stock purchase and cannot be used as further security for future loans until the original loan is paid off.

(b)

If the collateral value of the stock pledged falls below the loan balances for more than three (3) consecutive months, the Participant must either: (i) repay the loan at a rate equal to 2 1/2% of the difference per quarter until no shortfall exists, or (ii) pledge other unencumbered stock to secure the loan shortfall. This is in addition to other required payments.

(c)

The Participant is not permitted to sell, withdraw, pledge or otherwise dispose of all or any part of the collateral for a loan until deficiency payments in (b) above have been repaid or until, as a result of the repayments and/or an increase in the market value of the underlying stock, the current loan is equal to or less than the current market value of the stock.

(d)

All loans are full recourse loans and, as permitted by law, the Company may pursue all assets of the Participant, including without limitation wages, bonuses and personal assets, in satisfaction of the loan.

8.	Existing stock option loans will, as necessary, convert to the new loan program under the following guidelines.

(a)	If required principal payments have not yet commenced under the original loan, repayment (principal and interest) will be governed by the new loan program.
(b)	A new note, if such is deemed necessary by the Company, must be executed.

9.	Participants will have the right to receive dividends on the stock and to vote the stock.

10.	A promissory note, stock pledge agreement, and assignment of stock certificate to sell stock, in the form supplied by the Company, must be executed at the time of the loan.

11.

Loans to Executive Officers and directors outstanding as of July 30, 2002, remain in effect in accordance with their existing terms which may not be amended, renewed or modified in any way unless later permitted by applicable laws and regulations.

12.

Executive Officers and directors of the Company are excluded from participating in and receiving new loans under the Stock Option Loan Program only to the extent required to comply with applicable laws or regulations. In the event that such loans are or become permitted to be made to Executive Officers and/or directors of the Company, this plan will be deemed to allow such loans with any limits or restrictions as may be necessary to comply with such laws or regulations as determined by the Board of Directors from time to time.